Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Creative Realities, Inc. on Form S-1 (No. 333-225876) to be filed on or about September 21, 2018 of our report dated March 26, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended. Our report includes an explanatory paragraph about a change in accounting principle. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 2 to Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 21, 2018